Exhibit 99.2
Big Lots
Fourth Quarter 2022 Edited Earnings Call Transcript
March 2, 2022

Presenters
Alvin Concepcion - VP, Investor Relations
Bruce Thorn - President & CEO
Jonathan Ramsden - EVP, CFO, CAO

Q&A Participants
Brad Thomas - KeyBanc Capital Markets
Spencer Hanus - Wolfe Research
Jason Haas - Bank of America
Matt Egger - Piper Sandler
Niko Vidger - Telsey Advisory Group
Krisztina Katai - Deutsche Bank

Alvin Concepcion
Good morning, this is Alvin Concepcion, Vice President of Investor Relations at Big Lots. Welcome to the Big Lots Fourth Quarter Conference Call. Currently, all lines are in a listen-only mode. If you require operator assistance, please press star-zero on your telephone keypad. As a reminder, this conference is being recorded.

On the call with me today are Bruce Thorn, President & Chief Executive Officer, and Jonathan Ramsden, Executive Vice President, Chief Financial and Administrative Officer.

Before starting today's call, we would like to remind you that any forward-looking statements made on the call involve risk and uncertainties that are subject to the company's safe harbor provisions as stated in the company's press release and SEC filings, and that actual results can differ materially from those described in the forward-looking statements. We would also like to

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point out that commentary today is focused on adjusted non-GAAP results. Reconciliations of GAAP to non-GAAP adjusted results are available in today’s press release.

The fourth quarter earnings release, presentation, and related financial information are available at Biglots.com/corporate/investors.

A question-and-answer session will follow the prepared remarks.

I will now turn the call over to Bruce.

Bruce Thorn
Good morning everyone and thank you for joining us.

The consumer environment was difficult throughout 2022. High inflation significantly affected consumer behavior, particularly those with lower incomes, who pulled back on discretionary spend and high-ticket items as a result. A post-Covid spend shift away from home-based purchases exacerbated this. Like many others, we did not anticipate such a quick and significant slowdown early in the year. As a result, we overbought inventory and had to engage in unprecedented levels of markdowns to clear it out. To make matters even more challenging, we experienced significant cost pressures, particularly with all-time high freight costs, creating a one-two- punch on our margins. And in Q4, our furniture sales, especially Broyhill upholstery, were adversely impacted by product shortages related to the closure of our largest vendor, United Furniture Industries, which I will come back to in a moment.

We addressed these challenges head on and took the opportunity to strengthen our business model. This is evident in the sequential progress we have made to improve our margins, tightly manage expenses, and right-size our inventories through the last couple of quarters.

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Just as importantly, I am optimistic that many of the headwinds I just mentioned have begun to abate and, with regard to freight, materially turn. We have also taken appropriate steps to fully mitigate the impact of the United Furniture supply disruption by end of the first half of 2023 by sourcing Broyhill and Real Living products through other vendors. We expect the key actions we’ve taken to strengthen the business over the course of 2022 will gain traction and improve results more significantly in the back half of 2023.

On that note, I think it’s important to spend a moment on some of our key actions and accomplishments in 2022, because they will help accelerate the transformation journey we are on in 2023 and beyond.

In regard to inflation, it has obviously made things more difficult for our customers. So, our team has accelerated its focus on offering more bargains and treasures, to create more incredible value for our customers with an exciting assortment.

Additionally, we have a strong offering of value-based private brands and have been reducing our opening price points through cost engineering, and using our scale and relationships with suppliers. For example, in furniture, most of our opening price points are now at pre-covid levels.

And we are making these bargains even easier to find with endcaps and marketing that are clearer than ever before, and ticketing that shows comparable value.

These initiatives are still rolling out, but we are confident that as they do, they will help drive significant improvement in our business. In fact, we see that our endcaps featuring Bargains outperform our Essential endcaps in weekly average sales by over 30%. We are well on our way to re-establishing the incredible value proposition that is a deep part of our heritage, and this will help us serve both existing customers and new ones, particularly those looking to trade-down to get a greater value.

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Meanwhile, in e-commerce, we continue to improve shop-ability and engagement through removing friction points and enhancing the customer journey. We have also focused on growing profitability in the channel through new tools, such as a new Order Management System to help us optimize our shipping costs. Our efforts to date have helped strengthen our lead in omnichannel against other off-price retailers, and we will continue to take actions to improve the customer journey and productivity of our operations.

In addition, we made some key hires with a new Chief Merchandising Officer and Chief Marketing Officer to improve our execution and bring our plans to life. I am thrilled by how Margarita is already revitalizing our merchandise assortment and that will become apparent in the coming months. Meanwhile, Jon is bringing a data-driven and highly focused approach to significantly increase the effectiveness of our marketing. It will take several quarters to see the results in our financials, but I’m confident our customers will be as thrilled as I am.

Throughout 2022, we were focused on improving margins, reducing expenses, improving our liquidity, and being highly disciplined in our investment decisions. As the year progressed, we achieved the sequential recovery in gross margin that we guided to, and ended the year with appropriate inventory levels.

Turning to some more specifics for the fourth quarter, our results were inline with or ahead of our guidance on all metrics. Regarding sales, we had hoped to do a little better, but were held back by an unfavorable impact from softness in our furniture business. The softness in furniture was due to the soft industry demand, as well as the product shortages due to the closure of United Furniture. We tightly managed costs and improved our margins sequentially, inclusive of additional markdowns related to accelerated store closures and efforts to clean up slow-moving inventory. We further strengthened our balance sheet and liquidity position by selling some underperforming store locations in the quarter and beating our capital

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expenditures guidance. I’d like to thank our team for being able to execute in a tough environment once again.

Looking at specific category performance in the quarter, Seasonal comps declined 5% in Q4. We saw strength in trees given our breadth of assortment and great prices, though we saw weakness in the tree décor categories which were less differentiated in the marketplace. In Q1, home and garden is off to a great start, particularly items like gazebos, where we have stronger market share. This illustrates the opportunity to own key categories or segments.

Our food category was down 3% and the consumables category was down 9% in the quarter, though we saw improved momentum late in the quarter in beverage and snack categories, as we saw the benefits from our rationalized and more productive assortment focused on national brands.

Our furniture, soft home, and hard home categories were down double digits as they continue to be impacted by consumers delaying or cutting back on higher ticket purchases. Also, as I mentioned earlier, furniture product shortages unfavorably impacted our comp sales in furniture by about 600 basis points. It also impacted our e-commerce sales, as furniture represents about half of the channel sales. And it likely indirectly affected demand in our other home categories because when a customer does not buy furniture at our store, there is also an impact on complementary soft home items.

To provide a little context on the product shortage issue, United Furniture Industries was our largest vendor and supplied many upholstery and Broyhill products for us. In late November, they unexpectedly and without advance notice ceased operations and subsequently did not complete shipments, which created product shortages for us in Q4 and to date in Q1. We have made great strides in mitigating our sales and inventory exposure by sourcing through other vendors, which will fill the majority of the gap by the end of Q2. We have expanded our strategic

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relationship with existing partners, and brought on new ones, which have set us up with better product quality, a more trend-right assortment, and improved service, as well as a direct delivery to our stores. Within the next couple of quarters, we believe we will have fully mitigated the loss of United Furniture, and with better product from more reliable sources, but there is no doubt that the sudden shut-down hurt us in Q4.

I’d now like to turn to an update on the five key actions we described last quarter, which are focused on enabling us to better adapt to continuously evolving customer needs, build upon core competencies, and deliver incredible value. They will transform our business and put us on the path to achieving the long runway of growth that we see.

1) First, We will Own Bargains and Treasures

•We continue to make progress on accelerating our efforts to optimize and differentiate our assortment with more great bargains and exciting products.

•As it relates to bargains, which are closeout items, off-price brands, and limited time deals, it remained a good environment for procurement. We got great bargains in categories such as toys, home appliances, home textiles, and furniture. We have continued to see great deals in 2023, and over the past month, we made great purchases in sheet sets, fashion bedding, furniture, and apparel.

•With regard to treasures, which are more unique, quirky, trendy, and seasonal items, we are having early success in Q1 with housewares and organizational categories.

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•Between bargains and treasures, we grew our penetration rate, and we are well on our way to achieving our goal to grow our penetration to 2/3 of our assortment.

•One of the ways we’re making room for these bargains is through cutting unproductive SKUs. We cut around 10% of our total SKUs in 2022, and this is making room for branded closeouts. As an example, recent cuts in soft home SKUs have created space and open to buy for branded closeouts in sheets, top of bed, and pillows from U.S. Polo and Chaps, as well as newness across our décor category with closeouts in novelty lighting, mirrors, and frames. So that’s just one example of how the productivity gains from these reductions will be used to fund more bargains across categories. It also has the benefit of helping provide a more compelling and productive shopping experience, especially in the food and consumables categories.

•So we remain confident that more bargains and treasures will ultimately increase new customer growth and loyalty.

But having in place the right assortment mix at great prices is just one part of driving customer growth. We also have to find better ways to let customers know that we’ve got the best bargains. So that leads to the second key action.

2) We will Communicate Unmistakable Value

•We are doing this with ticketing and marketing that is clearer than ever before, along with a more effective strategy with our promotions and reach. For example, we have simplified the end caps which are now nearly entirely focused on bargains and treasures, rather than mostly essentials previously, and as I mentioned earlier, these end caps are already performing much better. In January, we began rolling out “comparable value” messaging in our marketing,

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signage, website, and pricing tags to showcase our value. Currently, the comparable values focus on items in display locations and our major close-outs, but they will be expanding across all of our Bargains over the next 6 months. And they are appearing in our online business.

We have additional initiatives designed to drive customer trial, frequency, and loyalty. For example:

•Over the past few quarters, you’ve heard us talk about how we would leverage our scale and more deeply partner with our vendor partners to deliver compelling opening price points across our assortment. I’m pleased to say we have continued to make progress with opening price points in furniture now at pre-COVID levels across more than 80% of our SKUs, and we expect nearly all of our furniture to see a price revision in Q1, 2023. We have adjusted assortments and introduced new products to lower prices through product engineering and cost reductions, driven by improvements in freight costs.

•Further on the pricing point, we are continuing to implement a new promotional planning tool and processes which will allow merchants to plan smarter promotions to deliver better results, while spending less markdown dollars.

•We’re also well positioned to provide value as a trade-down destination. Our private brands, especially Broyhill, will play a key role in increasing our appeal. Both Broyhill and Real Living represent about 15% of our business, across all divisions, in Q4, similar to last year, despite the impact from the product shortage issue I referenced earlier. Recall that our seasonal customer has a household income that is 2x higher than our core customer, so we see that category as a year-round trade-down opportunity.

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Speaking of being a destination, it’s also a focus of ours to put more stores in the places that we believe customers are under-served, so that we can offer them the great bargains and assortment that they deserve. This leads to our third action.

3) We will increase store relevance by leveraging our opportunity in rural and small-town markets where we know we outperform.

•These rural and small-town markets are underserved, particularly in furniture and home categories, where we face less direct competition.

•We also have a lower cost structure in these markets.

•Therefore, these typically generate more cash and profitability than urban stores.

•So, as we think about our real estate strategy, and store openings and closings in the future, we see an opportunity to reshape our store portfolio more towards serving these rural and small-town customers.

•Through the broader key actions we’re taking to strengthen our operations, there is an opportunity to optimize performance across both our successful existing rural and small-town stores and our less well performing urban markets.

•Near-term, we’re taking a prudent approach to opening stores and limiting the related capital investment, as we will open fewer than 20 new stores in fiscal 2023. But longer-term, we believe there is still a significant runway for growth, especially in under-served markets.

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As we better optimize our store fleet, we also want to offer better convenience for those that choose to begin, and in some cases complete, their shopping journey on-line. So that leads to our fourth key action.

4) We Will Win with Omnichannel

•What I really should say, is continue to win. Because we already have a lead in omnichannel against other off-price retailers. This is because we’ve made tremendous progress towards providing a better customer experience, in a more profitable way.

•These efforts have led to increased penetration. E-commerce sales represented 6% of our business in 2022 compared to 2%, three years ago. E-commerce sales were hurt in the fourth quarter and will be hurt in the first quarter of 2023 by the United Furniture disruption, given the high proportion of furniture sales in the channel. But we’re proud of our achievements, and will continue to work hard to keep our lead.

•We are continuing our work to remove friction with improved site navigation and to improve the overall customer experience. For example, we think there’s an opportunity to reinvent the customer experience from a “one-size-fits-all” to a segmented customer journey, such as one for a deal seeker versus a furniture buyer.

•We’re also finding ways to improve profitability through reducing our shipping costs. Last quarter, we stood up key capabilities from our new Order Management System to enable a single view of inventory to improve the omnichannel experience. We are now launching into the next phase of the project, which will

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help us optimize how we fulfill orders, improve the customer experience, and optimize our costs.

We expect the key actions I just described will grow our business significantly over time. But we will need to invest in our growth and be able fund it appropriately. So, to reach our goal of growing margins, we also need to drive costs out of the system. That leads to our fifth key action.

5) We Will Drive Productivity

•We remain focused on growing margin, reducing expenses, and making strong investment decisions.

•Our cost reduction efforts in 2022 were successful, and we beat our targets with over $120 million in savings, with a little over $70 million of those being structural. In 2023, we expect to drive over $70 million of incremental structural savings through supply chain, store labor efficiencies, and efficiencies in our corporate organization. This will help us to offset significant inflationary impacts across SG&A.

•We have also remained focused on improving shrink and have seen an improvement in recent physical inventories as a result of our efforts.

•Beyond cost cuts, we have other ways to improve our margin profile. You’ve heard us describe a regional pricing model in California, which will grow to other markets, that allows us to flex pricing to improve our competitive position and optimize our margin profile.

•We also talked about our work in food and consumables, as well as Hard Home, which indicates an overall $20 million annualized gross margin opportunity, that

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we have been actioning, and expect to see continued benefits. A rollout to Soft Home and Furniture will follow.

•And our balance sheet will also be strengthened by our focus on improving inventory productivity through increasing our turns, as well as more efficiencies in capex on new store openings.

To sum it up, in 2022, we made meaningful progress in the face of an extremely challenging environment. In 2023, we’ll continue to face obstacles, which we will again address with confidence and agility. And while the financial progress in the first half of the year will be slower than we’d like, we are excited about the more significant improvement lined up for the second half of the year as our key actions gain more momentum, and more costs come out of the system. I’m confident our transformation will significantly improve our customer value proposition and that we will emerge as a much stronger company, with greatly improved operating results.

I will now pass it over to Jonathan, and I will return in a few moments to make some closing comments before taking your questions.

Jonathan Ramsden
Thanks Bruce, and good morning, everyone. I would also like to thank the entire Big Lots team for managing very well during these difficult times.

I am going to start this morning by going into more detail on our Q4 results, which I will discuss on an adjusted basis, excluding store asset impairment charges and a gain on the sale of owned stores, and will then address our outlook. As we navigate through these very challenging times, I also want to speak to the actions we are taking to improve the productivity and efficiency of our business.

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Turning to our results, a fourth quarter summary can be found on page 9 of our Quarterly Results presentation.

Q4 net sales were $1.54 billion, a 10.9% decrease compared to $1.73 billion a year ago. The decline vs 2021 was driven by a comparable sales decrease of 13%, which was within our guidance range.

While we are never happy to see a negative comp, we are pleased that we were able to hold to or exceed our key guidance metrics coming into the quarter despite some significant challenges. While we expected weakness in the sales environment due to high inflation, macro uncertainty, and weak overall demand for high-ticket items, we also had to deal with the impact of the sudden closure of United Furniture a few weeks into the quarter. We believe the resulting furniture shortage adversely impacted our overall comps by approximately 130 basis points, excluding attachment impacts in soft home and other categories. Importantly, we continued to successfully drive inventory levels lower, ending favorably to our guidance of flat to down.

Our fourth quarter adjusted net loss was $8.1 million, compared to a $53.6 million net profit in Q4 of 2021. The adjusted diluted loss per share for the quarter was $0.28, versus adjusted diluted earnings per share of $1.75 last year, and included severance and store closure charges which I’ll come back to in a moment.

The gross margin rate for the fourth quarter was 36.3%, down 100 basis points from last year’s rate, which was in line with our guidance and represented a sequential improvement relative to the third quarter. This was despite significant impacts from additional markdowns related to accelerated store closures and efforts to clean up slow-moving inventory.

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Turning to adjusted SG&A, total expenses for the quarter, including depreciation, were $563.2 million, better than the $573.6 million last year, and better than our guidance of roughly flat versus 2021. We saw favorability across multiple line items as we continued to manage expenses aggressively, which were partially offset by higher depreciation and occupancy, and by approximately $7.5 million of severance expense and approximately $7 million of expenses related to store closures. As Bruce noted, as part of our ongoing productivity and efficiency initiatives, we expect to continue to drive structural savings, and I will come back to this in a moment.

Adjusted operating margin for the quarter was negative 0.2%, compared to a positive 4.2% in 2021. Interest expense for the quarter was $7.4 million, up from $2.1 million in the fourth quarter last year due to higher amounts drawn on our credit facility and higher interest rates year-over-year.

The adjusted income tax rate in the quarter was 16.4%, with the rate distorted by us being in a slight loss position, and other factors including lower nondeductible executive compensation, and the effects of audit settlements and employment-related tax credits. Our full year adjusted tax rate was 24.9%.

Total ending inventory at cost was down 7.3% to last year at $1.15 billion, versus our guidance of flat to down.

During the fourth quarter, we opened 18 new stores and closed 50 stores, including 20 owned store locations that we sold during the quarter. We ended Q4 with 1,425 stores and total selling square footage of 32.9 million.

Capital expenditures for the quarter were $32 million, compared to $38 million last year, resulting in approximately $159 million in capex for the full year versus our most recent guidance

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of around $170 million. Adjusted depreciation expense in the quarter was $41.3 million, up $3.9 million to the same period last year.

We ended the fourth quarter with $44.7 million of Cash and Cash Equivalents, and $301.4 million of long-term debt. At the end of Q4 2021, we had $53.7 million of Cash and Cash Equivalents, and long-term debt of $3.5 million. We did not execute any share repurchases during Q4, but have $159 million remaining available under our December 2021 authorization. In addition to securing a new $900 million credit facility in Q3, we further strengthened our balance sheet through asset monetization. During the quarter, we sold 20 owned stores and an unoccupied land parcel for about $48 million of net proceeds in an all-cash deal, and the buyer also relieved us of the leases on two loss-making stores. We expect further proceeds from additional store sales in 2023. In addition, we are continuing to evaluate sale/leaseback proposals on our remaining owned stores and other owned assets.

On a full year basis, we had sales of $5.47 billion, which was down 12.9% on a comparable basis to 2021 with 180 basis points of growth driven by new and relocated stores. Our full year adjusted operating loss of 3.8% was down 780 basis points to last year. Adjusted operating loss of $210.0 million compared to a 2021 operating profit of $244.8 million

Our 2022 adjusted loss per share was $5.96, compared to adjusted earnings per share of $5.44 in 2021.

On February 28th, our Board of Directors declared a quarterly cash dividend for the fourth quarter of fiscal 2022, of $0.30 per common share. This dividend is payable on March 31, 2023, to shareholders of record as of the close of business on March 17, 2023.

Turning to the outlook, we are not providing formal full year guidance in light of significant uncertainties, but we do expect improvement versus 2022 over the course of the year. We

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expect the sales environment to remain challenging, particularly in the first half of the year. But sales comps should improve sequentially in the back half of the year as our key merchandising and marketing actions gain traction and we fully mitigate the effect of the United Furniture shutdown. Gross margins should improve over the prior year, driven by less markdown activity and lower costs, particularly in freight.

Import freight rates we are currently realizing are running around 40% lower than the rates in Spring of 2022, which benefits our results significantly on a year-over-year basis and we expect this effect to continue throughout 2023 and beyond. For some broader context, in 2022, inbound freight costs alone hurt our margins by 350 basis points versus 2019. Based on current trends, we expect to claw back a significant amount of that margin in 2023, but it is important to keep in mind that freight rates are still nearly double the levels seen in 2019, so we believe this will remain a margin opportunity for us beyond 2023.

We expect our earnings momentum will be more weighted towards the back half of the year as our five key actions gain traction, and as we continue to realize year-over-year freight cost reductions.

Turning to more specifics on Q1, we are continuing to see significant pressure in the market environment, particularly in higher ticket and more discretionary items. We also expect tax refunds to be down in total versus last year, and a continued adverse impact from the United Furniture closure. As a result, we expect comps in Q1 to be similar to Q4, and to be down in the low to mid-teens range. Net new stores will add about 40 bps of growth versus 2021.

With regard to gross margin, we expect the rate in the first quarter will improve sequentially versus Q4, into the high-30s range. Sequential gross margin rate improvement will be driven by an easing of inbound freight costs, other cost of goods reductions, and more targeted and

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efficient pricing and promotions. In addition, after poor results last year, we have seen some improvement in shrink trends that will provide a modest bump to gross margins during 2023.

We expect SG&A dollars to be up slightly versus 2022 due primarily to general inflation and incremental expenses in advertising, healthcare, workers compensation costs, as well as the operation of two incremental forward distribution centers versus the prior year, and higher performance-related expense. These will be offset by structural cost savings across store operations, supply chain, and our corporate headquarters. For the full year 2023, we expect to deliver over $70 million of incremental structural savings. These include a recently executed reduction in force at our corporate headquarters, and a recently completed reorganization at the store management level.

With regard to capex, we expect around $100 million for the year in 2023, well below 2022 and recent year levels, with the decrease due to fewer store openings, and the lapping of costs related to the opening of forward distribution centers.

We expect around 18 store openings in 2023, with closures expected to be above that number, but concentrated at the end of the year. We are continuing to look closely at underperforming stores to determine if we can improve their performance to an acceptable level or, otherwise, if we can effect an early closure. We expect to also complete some additional outright store sales in 2023.

We expect full year depreciation of around $149 million, including approximately $37 million in Q1.

We expect a share count of approximately 29.1 million for Q1.

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We expect Q1 inventory to be down again compared with the prior year. As we ended 2022 in an appropriate inventory position, we are using our increased open to buy for more bargains and closeouts in the future, but will remain prudent in managing inventory levels in light of an uncertain demand environment.

All of our commentary on Q1 excludes potential impairment charges and potential gains on asset sales.

Overall, as Bruce referenced, driving improved productivity and efficiency across our operations is one of our five key areas of focus in 2023 and beyond. It encompasses significantly improving inventory turns, continuing to take out structural costs on top of what we have already achieved over the past several years, and continuing to find ways to make our capex dollars go further. Put simply, we are highly focused on ensuring that every dollar is well spent as we return the company to growth and profitability.

I will now turn the call back over to Bruce.

Bruce Thorn
Thank you, Jonathan. I’d like to end the call by again thanking our associates for their efforts to please our customers. I’d like to extend those thanks to our vendor partners who have helped us navigate through short-term issues like the United Furniture closure, and will be key allies in our longer-term transformation. There are a lot of changes resulting from our continued work to transform our business, and I’m looking forward to keeping you updated on our progress.

I’ll now turn the call back over to the Moderator so that we can begin to address your questions. Thank you.

Operator

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Thank you. We'll now be conducting your question and answer session. If you'd like to be placed into the question queue, please press star-one on your telephone keypad and a confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it might be necessary to pick up your handset before pressing star-one. Once again, to be placed into the question queue, press star-one at this time. One moment, please, while we poll for questions.

Thank you. And our first question is from the line of Brad Thomas with KeyBanc Capital Markets. Please proceed with your questions.

Brad Thomas
Hi. Good morning, Bruce, Jonathan, and Alvin. Thanks for taking my question. I wanted to first, you know, ask about United Furniture and some of the implications of, you know, dealing with this disruption from such a big, you know, supplier of yours. I guess first, as we think about, you know, the near-term P&L impacts. Anything we should think about in terms of margin implications? I mean, I believe I've been seeing you run promotions on furniture. So, anything we should think about from a margin implication standpoint?

And then, over more of the medium-term, can you maybe talk about some of the new suppliers that you'll be working with and, you know, how your assortment may be different, and any financial implications from the new suppliers? Thanks.

Bruce Thorn
Yeah. Good morning, Brad. This is Bruce. I'll start off, and Jonathan can add some specifics. Just to define what happened, our largest vendor, United Furniture Industries, abruptly closed down in late November of Q4. They represented about 7% of our total receipts and were the primary manufacturer of Broyhill furniture products and some of our Real Living products, as well.

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The impact in Q4 was basically in the back half of Q4 because we didn't have product being replenished. Their abrupt closure resulted in trucks enroute to our stores to be turned around, and we have not received any product from them since then, as the banks work out their situation with UFI.

Q1 is going to be--continue to be impacted as we've worked to mitigate products. But one of the key reasons why it's impacted, and quite frankly a little bit worse than Q4, is because we had product in Q4 that we could still sell. But going into Q1, we're unable to have complete Broyhill sets, which is a big component of our ecommerce or online shopping journey. So, that'll get shored up as we go through Q1.

The team is doing very well in terms of mitigating, like we said in our opening remarks. We've got about four to five new vendors. One is a major vendor that we've been doing business with that we've leaned into. They will have nine new collections for Broyhill that'll start hitting in April and towards the back half of Q1.

We will also enjoy delivery to store, which is a big deal in terms of our furniture. We're really excited about the freshness, the newness. And Margarita and her team have also added another four vendors from all across the country, and sourced offshore with really good, fresh new designs that I think that the customers are going to be thrilled about.

So, in the near-term Q1 will be a little bit more impacted than Q4 of last year because of a full quarter's worth of disruption, rather than just January or so in Q4. But we are mitigating in a very good way, and believe we got better product, better prices, and fresh newness going into the back half of Q1 and into Q2 and beyond.

So, we're pretty excited, given the disruption. And Jonathan, do you have anything?

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Jonathan Ramsden
Yeah, Brad, just to add--elaborate a little bit on a couple of data points. So, I guess in terms of the impact, we called out 130 basis points in Q4 directly on furniture, and there were some knock-on impacts on soft home in particular.

That will roughly double in Q1 for the reasons Bruce alluded to because it'll impact the full quarter. And furniture is a relatively heavier concentration in Q1 versus Q4. And then in Q2, it will drop down significantly, and then we think will be fully behind us by the end of Q2.

From a gross margin rate standpoint, we expect it to not be impactful. We expect our gross margins to be comparable to when we were working with United.

Brad Thomas
Very helpful. Thank you so much.

Jonathan Ramsden
Thanks, Brad.

Operator
Our next question is from the line of Greg Badishkanian with Wolfe Research. Please proceed with your questions.

Spencer Hanus
Good morning. This is Spencer Hanus on for Greg. Just going back to the first quarter again, can you talk about whether you need to see an improvement from the current run rate in comps to hit the guide for the quarter? And then I have a follow-up just on SG&A as well.

Jonathan Ramsden

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Yeah, Spencer. So, our guidance we've given for the full quarter is consistent with where we're comping quarter to date.

Spencer Hanus
Got it. That's helpful. And then just turning to SG&A for a minute, how much of the growth today is structural versus 2019? And then, should we expect any of that $70 million cost takeout that you called out to be reinvested, or should that be flowed through to the bottom line?

Jonathan Ramsden
Yeah. I mean, I wouldn't necessarily characterize it as reinvesting it, but there are significant inflationary impacts we're facing on wages, in particular, that are offsetting a significant component of that, and also across some other line items.

So, if we look at it back to 2019, we see wage rates up pretty significantly at the store level, also in our distribution centers, and also to some degree here at our corporate headquarters, and then some inflation across other line items like fuel and transportation and so on.

So, the $70 million is offsetting a lot of those inflationary impacts. And it's continuing to come from the three core areas we've talked about of store operations, supply chain, and then our corporate headquarters.

Spencer Hanus
Got it. Thank you.

Jonathan Ramsden
Thanks, Spencer.

Operator

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Our next question is from the line of Jason Haas with Bank of America. Please proceed with your questions.

Jason Haas
Hi. Good morning, and thanks for taking my questions. I'm curious, outside of the impact from United Furniture, obviously you're light on inventory there, but I'm curious for the rest of the inventory in the stores. Do you feel like--and I guess in the overall, you know, company, do you feel clean on inventory now? Are you--are we past the clearance, or are there still some categories that you're heavier in than you'd like to be?

Bruce Thorn
That's a good question. Obviously, we wish we had the Broyhill product. But like I said earlier, that'll start flowing in mid Q1 and we'll be in good shape, which is going to very much help both our in-store customers shopping for that furniture, plus online being able to advertise it.

I think we're in pretty good shape overall in inventory. I think the team has done a nice job. The merchandising team, the planning allocation team, have done a nice job bringing our inventory levels down from where we were year ago.

As you recall, last year heading into '22, we had bought up for what we thought would be a much better year, and as a result had to correct the inventory levels with massive promotions and markdowns starting in Q1 and Q2. We'll have to comp that in Q2, but we're in much better inventory shape, which should result in much less markdowns, more targeted promotions where we need that, and a good shopping experience overall.

So, yeah, overall I think we're pretty good on inventory. We'll want to get the Broyhill product and Real Living product back in line. But we're in good shape in all other areas, with a lot of bargains and treasures coming in that are pretty exciting. Margarita has done a nice job. She's

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got good freshness, inspirational product. I think our customers are going to love the way we look in the second quarter and the back half of 2023.

Jason Haas
That's great. And then I was curious if you've seen any impact from Bed Bath & Beyond. I think they're closing about half their stores right now, so I'm curious if that's maybe been a headwind, if, you know, those sort of liquidations that they're doing has drawn customers, and if that's an opportunity going forward. But, yeah, curious if you've seen any impact in your stores that are co-located with them.

Bruce Thorn
You know, it's early to talk about any impact and results specifically with other retailers, but we are very aware of them. Where there are closeout or buyout opportunities, we're at the table working with brokers and getting good products for customers at a good--a great value.

There's also, any time there's an opportunity in the marketplace, our company pursues marketing for those customers to come visit Big Lots maybe for the first time, or shop us for more reasons now. And so we're actively focusing in those areas to serve more customers.

Jason Haas
Great. Thank you. And then if I could squeeze one more in for Jonathan, could you just remind us how many stores--how many owned stores you have? And then I think you also own your headquarters. Is there any other owned real estate we should be aware of? And I know it's probably difficult to size the potential proceeds for those, but, yeah, just trying to get a sense for how much, you know, asset value potentially there is.

Jonathan Ramsden

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Yeah. Sure, Jason. So, prior to the recent sales, we owned a little over 50 of our stores, predominantly in California. We sold 20 of those in Q4. We have a few more that we'll be selling in Q1, Q2.

The stores we focused on selling were the ones that were underperforming. The remaining stores are not ones we would want to sell outright, but would be potential candidates for a sale-leaseback. We also have the corporate headquarters building here, and then there's an equity value in our Apple Valley distribution Center over and above the synthetic lease we hold on that property.

So, hard to give a specific number in terms of the sort of net value of all of that, but it's a substantial number.

Jason Haas
Great. Thank you.

Operator
Thank you. Our next question will be coming from the line of Peter Keith with Piper Sandler. Please proceed with your questions.

Matt Egger
Good morning. This is Matt Egger on for Peter. Thanks for taking my questions. Two quick ones for me. First off, just curious what your plans are for The Lot in 2023.

Bruce Thorn
Yeah, I'll take that. Good morning, Matt. You know, The Lot has been a source of freshness for our customers in many of our stores--most of our stores, actually. They come in, 500 square feet

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of freshness. It turns relatively quickly. As we look into 2023, we want to make that even more productive.

So, Margarita and her team are working on creating more solutions for our customers, their abilities to be able to shop for gifts. One of the things--we own the tentpole events throughout the year pretty decently, but there's a lot of smaller events like Valentine's Day, St. Patrick's Day, Mother's Day that--we want to make that a solution center that has just great freshness, great deals, and you can shop everything from the product, the gift that you want to give, all the way to packaging, card, etc. So, just making it so much more relevant for our customers in an exciting way, and more reasons for her to visit us.

Matt Egger
Got it. Thanks. And then second off, you mentioned tax refunds, you're seeing a headwind. We kind of expected that. We--but, just curious if you know how much of your customer base is on fixed income or Social Security, and if you're seeing any offset to the tax refunds. I think Social Security is supposed to be up, like, $110 billion this year, so just curious kind of the puts and takes there.

Bruce Thorn
Yeah. You know, the marketplace economy remains challenging for our customers. We tend to--the best way to explain it, our customer base over penetrates into the lower household income. And in the past, I've stated that most of America has, about 67% or so of Americans, have a household income under $100,000. We penetrate into the 70s, closer to 80% in that regard.

And the lower household income customers are pinched. Basically at this point, 30% of that lower household income customer, their expenses today are greater than their income coming in, and 70% of them have curbed spending as a result of that.

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The tax refunds, while they're coming in maybe a little bit earlier this year than last year, they're about 10% to 15% less per refund than last year. And then when you throw in the SNAP and EBT rollback from the COVID years of about $95.00 or so per month, that just further deteriorates lower household income spend.

So, they're going through a tough time right now, and that's why it's so important for us to continue to lean in and be her best destination for value with bargains and treasures and everything she needs for the home. And we're doing a good job with that. We're going to be set up nicely.

We're set up nicely for the trade down because, as this continues, the higher income brackets will start looking for the trade down. We're going to have great--a great assortment across the home categories, and also in the food and consumables to attract them as well.

Matt Egger
Great. Thanks, guys.

Bruce Thorn
You bet.

Operator
Thank you. Our next question is from the line of Joe Feldman with Telsey Advisory Group. Please proceed with your questions.

Niko Vidger
Hi. This is Niko Vidger on for Joe Feldman. Thank you for taking our questions. My question was about food and consumables. Is there any color you could provide on performance in the fourth

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quarter? Seemed like it softened versus the third quarter. And then also, are you changing the mix at all to represent the current environment? Just any insight there on those categories.

Bruce Thorn
Yeah, I'll take that. Food, as you saw in our opening remarks, came in at minus 3% comp, less impacted than our other categories, as our consumers, our customers shop for more of the basics. Consumables a little bit more negative, minus 9%. That's the result of us adjusting some of the assortment to reduce the redundancy in nonproductive SKUs. And we're doing small resets to make both food and consumables better going into 2023.

So, little bit of choppiness, but we'll continue to get better and better. Plus, as you heard, we're doing pricing competitive tests with good results out of California, that we'll be rolling out across the country. That'll continue to improve our performance there. We're focusing on, in many cases, name brands in consumables, that's what she wants, as well as in food, and making sure there's a differentiation of eclectic foods and freshness for her at great value.

So, we expect it to improve. We're focused on that area. We're not a grocery store, but we do know that many of our customers, especially in the urban markets, depend on us, and we'll be flexing assortments accordingly there, and improving it in all other stores as well. So, it's an area of focus for us, as well as the rest of the store.

Niko Vidger
Gotcha. Thank you.

Operator
Thank you.

Bruce Thorn

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You're welcome.

Operator
The next question is from the line of Krisztina Katai with Deutsche Bank. Please proceed with your questions.

Krisztina Katai
Hi. Good morning and thanks for taking the question. I wanted to ask specifically about just how you see some of your consumers responding to your merchandising changes, specifically as you're bringing in more closeouts and opening price points. As we sit here right now in the first quarter, I guess what portion of the merchandise you would say is, like, fresh and new, and how will that evolve through the year under Margarita's new leadership that will give you confidence, potentially, that you are gaining traction with the merchandising efforts?

Bruce Thorn
Well, it's a great question, Krisztina. You know, first off, I'd say the consumers or customers are already responding to more bargains and value messaging. You know, in our opening remarks, I spoke about last year this time we had the majority of our end caps across our store that were basically NVO, what we call “never-outs”, or daily essentials. But they compete, and it's pretty replaceable by any other store.

We've converted those end caps to be the majority of bargains right now, and she's responding to it. The sales performance of those end caps that have bargains are 30% better than the everyday essentials. And so, she's liking those deals. She's loving those deals, actually.

And in addition to that, in our closeout products or bargains that we are starting to put into the mix across the store, we've put comparable pricing on the tickets. And we're going to continue to expand that in the first half of 2023. And we're seeing good traction with that as well.

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We haven't done a great job on the deals that we've had in explaining to her the value she's getting when she shops us. So, with those two things going together and targeted marketing, we think she's going to continue to give us more of her spend.

In terms of freshness, there's a lot of good things coming. We are front and center in the bargain search in procurement. We are-- every time there's an open closeout buy, we're right there with brokers with the sources at the table. Margarita comes from off-price. She's brought on new talent that's off-price.

We're working deals. There are big deals out there. There's hundreds of millions of dollars of deals out there, and that product's starting to flow into our assortment. And I think our customer's going to like it because it's great quality. It's a great price. It's a massive value for her. And there's so much newness and freshness coming in the home categories, I can't wait until everyone sees it starting in Q2, and then how it's going to expand throughout the year.

So, we're excited about where we're going, great quality product at unbelievable prices, and margin accretive as well. So, this is a story of two halves, 2023. We're weathering the storm, and we're setting up the conditions for our success and our customers' success in the back.

Krisztina Katai
Great. Thank you for that, Bruce. And then just a question on your SG&A. I think, you know, you touched on this and I might have missed it, but, you know, the $70 million structural that you are taking out, it helps offset other inflationary cost pressures. So, my question is on labor. I'm curious where you stand on starting hourly wages. My question is coming in light of some larger players that have announced $2.00 pay raises recently. And then, just where are your overall gaps in the marketplace, and what level of wage increases have you planned for 2023?

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Jonathan Ramsden
Yeah, Krisztina, I'll give you a little bit of color on that. I mean, we don't disclose a specific average hourly rate. We aim to be competitive. We focus on the overall benefits package that we provide to our store associates. And we obviously adjust as we go forward market by market, based on market conditions.

So, over time, both through merit wages and mandatory wage increases, we have seen fairly significant inflation there. We think we are properly positioned, but probably tough to add too much more than that.

Krisztina Katai
Great. Thank you so much. Best of luck.

Jonathan Ramsden
Thank you.

Bruce Thorn
Thanks.

Operator
Thank you. That does conclude today's teleconference and webcast. A replay of this call will become available. You can access the replay until March 16th by dialing toll-free 877-660-6853, and enter replay confirmation 13736230 followed by the pound sign. The toll number is 201-612-7415, replay confirmation 13736230 followed by the pound sign.

You may now disconnect. And have a great day. We thank you for your participation.

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